                                                              Exhibit 2-1(b)



                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                     ADVANCED RADIO TECHNOLOGIES CORPORATION


     Advanced Radio Technologies Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     FIRST: The name of the corporation (the "Corporation") is Advanced Radio Technologies Corporation and its original Certificate of Incorporation was filed with the Secretary of State on August 23, 1993.

     SECOND:   The Certificate of Incorporation currently authorizes the
issuance of 3,000 shares of all classes, which are divided into (i) 2,000 shares of common stock, $.01 par value, of which 340 shares are outstanding and (ii) 1,000 shares of Preferred Stock, of which one (1) share is designated as Series A Redeemable Preferred Stock, $0.01 par value.

     THIRD: The Corporation hereby amends its Amended and Restated Certificate of Incorporation as follows:

     Paragraph 4A of the Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

          "4A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000), which are divided into one hundred million (100,000,000) shares of Common Stock of a par value of $0.001 per share ("Common Stock") and ten million (10,000,000) shares of Preferred Stock of a par value of $0.001 per share ("Preferred Stock"). Upon the effectiveness of this Certificate of Amendment to Amended and Restated Certificate of Incorporation, each share of Common Stock issued and outstanding prior to the filing date of this Certificate of Amendment of Amended and Restated Certificate of Incorporation shall be converted into 29,450.16 fully paid and nonassessable shares of Common Stock, par value $0.001 per share, without further action by any holder of Common Stock. To reflect said conversion, each certificate representing shares of Common Stock heretofore issued and outstanding shall represent, upon surrender of the certificate or certificates representing the shares being converted hereunder to the Corporation at its principal office, a like number of shares of Common Stock issued and outstanding after such conversion; and the holder of record of each such certificate shall receive a new certificate representing a number of shares of Common Stock of the kind authorized by this Certificate of Amendment of Amended and Restated Certificate of Incorporation, equal to the number of shares represented by said certificate for heretofore issued and outstanding shares, so that upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation each holder of Common Stock will have or be entitled to certificates representing in the aggregate 29,450.16 shares of Common Stock for each share of Common Stock held prior to the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation."

     FOURTH: The amendment effected herein was authorized by the consent in writing, setting forth the action so taken, of the holders of a majority of the outstanding shares entitled to vote thereon pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this amendment to the Amended and Restated Certificate of Incorporation to be signed and attested to by its duly authorized officers on this 21 day of June, 1996.



                                          By:
                                             -------------------------------
                                             Name:  W. Theodore Pierson, Jr.
                                             Title: Executive Vice President
                                                      and General Counsel

By:
   ---------------------------------
   James Kardon
   Assistant Secretary